EXHIBIT 99.1



FIRST                                                         FOR
FEDERAL                                                 IMMEDIATE
BANCSHARES                                                RELEASE
OF ARKANSAS, INC.

1401 Highway 62-65 North
P. O. Box 550
Harrison, AR  72601              FOR FURTHER INFORMATION CONTACT:
                                              Larry J. Brandt/CEO
                                             Tommy Richardson/COO
                                              Sherri Billings/CFO
                                                     870-741-7641



           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
              ANNOUNCES A QUARTERLY CASH DIVIDEND

Harrison, Arkansas - March 1, 2007 - (NASDAQ GM:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank (the "Bank") announced today that its Board of Directors declared a $.16 (sixteen cents) cash dividend on the common stock of the Corporation payable on March 26, 2007 to the stockholders of record at the close of business on March 12, 2007.

Larry J. Brandt, CEO of the Corporation, stated, "This will be our 41st consecutive cash dividend and we are pleased to increase it by approximately 7% from fifteen cents to sixteen cents for this quarter. Our strong capital base and continued profitability afford us the opportunity to pay another consecutive quarterly cash dividend. Such action demonstrates our commitment to and confidence in our future prospects."

First Federal is a community bank serving consumers and businesses in Northcentral and Northwest Arkansas with a full range of checking, savings, investment, and loan products and services. The Bank, founded in 1934, has $853 million in assets and conducts business from 18 full-service branch locations, one stand-alone loan production office, and 29 ATMs. For more information, visit us on the web at www.ffbh.com.






















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